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As filed with the Securities and Exchange Commission on August 31, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

PEREGRINE SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	3611 Valley Centre Drive Fifth Floor San Diego, CA 92130 (858) 481-5000	95-3773312
(State of incorporation)	(Address of principal executive offices)	(I.R.S. Employer Identification Number)

Remedy Corporation 1991 Stock Option/Stock Issuance Plan
Remedy Corporation Amended and Restated 1995 Stock Option/Stock Issuance Plan
Remedy Corporation Amended 1995 Non-Employee Directors Stock Option Plan
Remedy Corporation 2000 Supplemental Stock Option Plan
(Full title of the plans)

Eric P. Deller
Vice President and General Counsel
3611 Valley Centre Drive
Fifth Floor
San Diego, CA 92130
(858) 481-5000
(Name, address, and telephone number of agent for service)

Copy to:
Douglas H. Collom, Esq.
Robert F. Kornegay
G. Scott Giesler
Michael J. Torosian
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value issuable under:

Remedy Corporation 1991 Stock Option/Stock Issuance Plan	398,088	$0.75	$298,566.00	$74.64

Remedy Corporation Amended and Restated 1995 Stock Option/Stock Issuance Plan	8,718,185	$19.34	$168,609,697.90	$45,152.42

Remedy Corporation Amended 1995 Non-Employee Directors Stock Option Plan	434,924	$19.41	$8,441,874.84	$2,110.47

Remedy Corporation 2000 Supplemental Stock Option Plan	2,499,060	$14.31	$35,761,548.60	$8,940.39

Total	12,050,257		$213,111,687.34	$53,277.92

(1)
Estimated in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of computing the amount of the registration fee based on the weighted average exercise price of $0.75 per share covering authorized but unissued shares under the Remedy Corporation 1991 Stock Option/Stock Issuance Plan.
(2)
Estimated in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of computing the amount of the registration fee based on the weighted average exercise price of $19.34 per share covering authorized but unissued shares under the Remedy Corporation Amended and Restated 1995 Stock Option/Stock Issuance Plan.
(3)
Estimated in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of computing the amount of the registration fee based on the weighted average exercise price of $19.41 per share covering authorized but unissued shares under the Remedy Corporation Amended 1995 Non-Employee Directors Stock Option Plan.
(4)
Estimated in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of computing the amount of the registration fee based on the weighted average exercise price of $14.31 per share covering authorized but unissued shares under the Remedy Corporation 2000 Supplemental Stock Option Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    Peregrine Systems, Inc. ("Peregrine") hereby incorporates by reference in this registration statement the following documents:

  (a)
  Peregrine's Annual Report on Form 10-K for the fiscal year ended March 31, 2001 filed pursuant to Section 13 of the Securities Exchange Act of 1934.

  (b)
  Peregrine's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 filed with the Commission pursuant to Section 13 of the Exchange Act.

  (c)
  The description of Peregrine's Common Stock contained in its Registration Statement on Form 8-A, filed March 7, 1997 pursuant to Section 12(g) of the Securities Exchange Act of 1934.

    All documents subsequently filed by Peregrine pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel.

    Not applicable.

Item 6. Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by current law.

    Article IX of Peregrine's Amended and Restated Certificate of Incorporation provides for the indemnification of directors and officers to the fullest extent permissible under law.

    Article VI of Peregrine's Bylaws provides for the indemnification of directors and officers to the fullest extent permissible under the General Corporation Law of Delaware.

    Peregrine has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in Peregrine's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

    In addition, pursuant to the terms of the Agreement and Plan of Merger and Reorganization by and among Peregrine, a wholly-owned subsidiary of Peregrine and Remedy Corporation, a Delaware corporation ("Remedy"), dated as of June 10, 2001, whereby Remedy was merged with and into the wholly-owned subsidiary of Peregrine, under the name Peregrine Remedy, Inc., Peregrine has agreed, for a period of six years from August 27, 2001, to cause Peregrine Remedy, Inc. to fulfill and honor in all respects the obligations of Remedy under any indemnification agreements between Remedy and its directors and officers in effect immediately prior to the merger and any indemnification provisions under Remedy's Certificate of Incorporation or Bylaws as in effect as of June 10, 2001 to the maximum extent permitted by applicable law. In connection with the acquisition, Remedy ceased to exist and

Remedy's business has been continued by Peregrine Remedy, Inc. The Certificate of Incorporation of Peregrine Remedy, Inc. will contain provisions with respect to exculpation and indemnification that are at least as favorable to the parties to the indemnification agreements as those contained in the Certificate of Incorporation and Bylaws of Remedy as in effect on June 10, 2001. The provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the merger, were directors, officers, employees or agents of Remedy, unless such modification is required by applicable law.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Peregrine pursuant to the foregoing provisions, Peregrine has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

    Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.30	Remedy Corporation 1991 Stock Option/Stock Issuance Plan.
10.31	Remedy Corporation Amended and Restated 1995 Stock Option/Stock Issuance Plan.
10.32	Remedy Corporation Amended 1995 Non-Employee Directors Stock Option Plan.
10.33	Remedy Corporation 2000 Supplemental Stock Option Plan.
23.1	Consent of Arthur Andersen, Independent Public Accountants for Peregrine.
23.3	Consent of Counsel (contained in Exhibit 5.1).
24.1	Power of Attorney (see page II-4).

Item 9. Undertakings.

  (a)
  Rule 415 offering

    Peregrine hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  Filing incorporating subsequent Exchange Act documents by reference

    Peregrine hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Peregrine's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Request for acceleration of effective date or filing of registration statement on Form S-8

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Peregrine pursuant to the foregoing provisions, or otherwise, Peregrine has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of Peregrine in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Peregrine will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, Peregrine has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 30th day of August, 2001.

PEREGRINE SYSTEMS, INC.
By:	/s/ STEPHEN P. GARDNER Stephen P. Gardner Chief Executive Officer and Chairman

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard T. Nelson and Eric P. Deller and each one of them, acting individually and without the other, as his or her attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEPHEN P. GARDNER (Stephen P. Gardner)	President and Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors	August 30, 2001
/s/ MATTHEW C. GLESS (Matthew C. Gless)	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Director	August 30, 2001
/s/ JOHN J. MOORES (John J. Moores)	Director	August 30, 2001
/s/ CHRISTOPHER A. COLE (Christopher A. Cole)	Director	August 30, 2001
/s/ CHARLES E. NOELL III (Charles E. Noell III)	Director	August 30, 2001
/s/ THOMAS G. WATROUS, SR. (Thomas G. Watrous, Sr.)	Director	August 30, 2001
/s/ WILLIAM D. SAVOY (William D. Savoy)	Director	August 30, 2001
/s/ WILLIAM B. RICHARDSON (William B. Richardson)	Director	August 30, 2001
/s/ BARRY M. ARIKO (Barry M. Ariko)	Director	August 30, 2001
/s/ RODNEY F. DAMMEYER (Rodney F. Dammeyer)	Director	August 30, 2001

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CALCULATION OF REGISTRATION FEE
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption From Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY